Exhibits 5.1 and 23.2

STEPP LAW GROUP
A PROFESSIONAL CORPORATION

32 EXECUTIVE PARK, SUITE 105
IRVINE, CALIFORNIA 92614-6742
TELEPHONE: 949.660.9700
FACSIMILE: 949.660.9010

June 28, 2007

Alternet Systems, Inc.
Suite 610 – 815 West Hastings Street
Vancouver, British Columbia
Canada V6C 2B4

Attention:           Griffin Jones

                  Re:    Registration Statement on Form S-8

Dear Mr. Jones:

As special counsel to Alternet Systems, Inc., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding the issuance by the Company of 5,000,000 shares of the Company’s common stock (the “Shares”). We have been informed and, therefore, assume that the Shares will be registered for issuance by the provisions of that certain Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, (the "Registration Statement"). We have been informed and, therefore, believe that the Shares will be issued by the Company pursuant to the provisions of the Company’s 2007 B Qualified Stock Plan For Employees, Directors and Consultants (the “Plan”). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

The provisions of this letter shall be governed by and shall be interpreted in accordance with the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). The law contemplated by the provisions of this letter is limited to the federal securities laws of the United States of America.

Assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and the Plan, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable

Alternet Systems, Inc.
Griffin Jones
June 28, 2007

laws of each state and other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued, and non-assessable. We express no opinion as to non-compliance with the laws of any particular jurisdiction in which the Shares may be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter. Additionally, it is our opinion that the Company is validly organized and duly existing pursuant to the laws of the State of Nevada.

We consent to the use of this letter as an exhibit to the Registration Statement.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each particular jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP
a professional corporation

/s/ Thomas E. Stepp, Jr.

Thomas E. Stepp, Jr.
TES/azo